QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

CONSENT OF DIRECTOR NOMINEE

Kiromic Biopharma, Inc. (the "Company") is filing a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial public offering ("IPO") of its common stock. In connection with the IPO, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ MICHAEL NAGEL
Name:	Michael Nagel
Date:	August 24, 2020

QuickLinks

  Exhibit 23.3
CONSENT OF DIRECTOR NOMINEE